UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 19, 2026 (May 15, 2026)
Healthcare Realty Trust Incorporated
(Exact name of registrant as specified in its charter)

Maryland	001-35568	20-4738467
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3310 West End Avenue, Suite 700	Nashville,	Tennessee	37203	(615)	269-8175
(Address of Principal Executive Office and Zip Code)				(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	HR	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Healthcare Realty Trust Incorporated	☐	Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Healthcare Realty Trust Incorporated	☐

Item 1.01	Entry Into a Material Definitive Agreement.
On May 15, 2026, (the “Closing Date”), Healthcare Realty Trust Incorporated (the “Company”) and its operating partnership, Healthcare Realty Holdings, L.P. (the “Borrower”), entered into a Term Loan Agreement (the “Term Loan Agreement”), with Wells Fargo Bank, National Association, as Administrative Agent; Wells Fargo Securities, LLC, BofA Securities, Inc., Fifth Third Bank, National Association, JPMorgan Chase Bank, N.A., PNC Capital Markets LLC, Regions Capital Markets, a division of Regions Bank, Truist Securities, Inc. and U.S. Bank National Association, as Joint Lead Arrangers and Joint Book Runners; Bank of America, N.A., Fifth Third Bank, National Association, JPMorgan Chase Bank, N.A., PNC Bank, National Association, Regions Bank, Truist Bank and U.S. Bank National Association, as Co-Syndication Agents; and the other lenders named therein.

The Term Loan Agreement provides for a $400.0 million senior unsecured delayed draw term loan facility (the “Term Loan Facility”), available on the Closing Date and in up to three additional draws from the Closing Date until the first anniversary of the Closing Date. The Term Loan Agreement has an accordion feature to increase the Term Loan Facility or add one or more new tranches of term loans up to an additional aggregate amount not to exceed $100.0 million, subject to the satisfaction of certain conditions and the receipt of additional commitments from existing or new lenders. The scheduled maturity date of the Term Loan Facility is May 15, 2029. As of the Closing Date, no borrowings were outstanding under the Term Loan Facility.

Term loans outstanding under the Term Loan Facility accrue interest at an annual rate equal to (a) the applicable margin, plus (b) at the Borrower’s option, (x) the base rate, (y) a forward-looking term rate based on the secured overnight financing rate (“SOFR”) as administered by the Federal Reserve Bank of New York (“Term SOFR”) or (z) a daily rate determined by reference to SOFR (“Daily Simple SOFR”), subject to a floor of, in the case of base rate, 1.00% and in the case of Term SOFR and Daily Simple SOFR, 0.00%. The applicable margin under the Term Loan Facility ranges from 0.00% to 0.550% for base rate loans and 0.675% to 1.550% for Term SOFR or Daily Simple SOFR loans, in each case, based on the non-credit enhanced, senior unsecured long-term debt ratings of the Borrower (“Debt Ratings”). Based on the Borrower’s current Debt Ratings, the applicable margin is initially 0.00% per annum for base rate loans and 0.90% per annum for Term SOFR and Daily Simple SOFR loans. Until the delayed draw term loan commitments under the Term Loan Facility are terminated or expire, the Borrower is required to pay a commitment fee equal to 0.20% per annum of the average daily balance of unfunded delayed draw term loan commitments under the Term Loan Facility, commencing on the ninety-first day after the Closing Date. The Term Loan Facility is not subject to required amortization payments or mandatory prepayments, but may be voluntarily prepaid at any time without penalty.

The Term Loan Agreement contains covenants that are customary for agreements of this type. These covenants include, among others: limitations on the incurrence of additional indebtedness; limitations on consolidations and mergers; limitations on transactions with affiliates; and requirements to comply with certain financial covenants, including a maximum consolidated leverage ratio, a maximum secured leverage ratio, a maximum consolidated unencumbered leverage ratio, a minimum consolidated fixed charge coverage ratio and a minimum consolidated unsecured coverage ratio.

The Term Loan Agreement contains events of default that are customary for agreements of this size and type. These events of default include, among others: nonpayment of any outstanding principal, interest, fees or amounts due under the Term Loan Agreement; the failure to perform or observe covenants in the loan documents; the occurrence of certain bankruptcy and insolvency events; the occurrence of a default under the terms of certain other material indebtedness of the Borrower and certain of its subsidiaries and affiliates; and the occurrence of a change of control. The occurrence of an event of default (after notice and cure periods in certain circumstances) may result in the termination of the Term Loan Agreement and the acceleration of repayment obligations.

The foregoing description does not purport to be a complete description and is qualified in its entirety by reference to the Term Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

10.1
Term Loan Agreement, dated as of May 15, 2026, by and among Healthcare Realty Holdings, L.P., as borrower, Healthcare Realty Trust Incorporated, as parent, Wells Fargo Bank, National Association, as administrative agent, the lenders party thereto and the other parties named therein.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2026	Healthcare Realty Trust Incorporated
	By:	/s/ Daniel Gabbay
Name: Daniel Gabbay
Title: Executive Vice President and Chief Financial Officer